AGREEMENT AND GENERAL RELEASE

         THIS AGREEMENT AND GENERAL RELEASE (`Agreement") is entered into by and between R. Shawn Neville and hi/here own behalf and on behalf of his/her representatives, attorneys, heirs, executors, administrators, successors and assigns (hereinafter collectively, "Executive"), and Feet HQ, Inc. on behalf of itself, Footstar corporation, Footstar, Inc. and each of their respective subsidiaries, affiliates, divisions, officers, directors, Executives, agents, representatives, attorneys, successors and assigns (hereinafter "Footstar" and/or "Company"). In consideration of the covenants, conditions and obligations set forth herein the parties agree as follows:

1.         Executive's last day of work with Footstar shall be March 26, 2004.

2. Subject to the terms of this Agreement, and to Executive's use of reasonable efforts to secure employment (including employment on a consulting basis ) and provided Executive certifies continued unemployment on a monthly basis in writing to the Senior Vice President of Human Resources, Footstar agrees to pay Executive an amount equal to (26) weeks pay ("Severance Period"), calculated to be $275,000.00 (Two Hundred Seventy Five Thousand Dollars and 00 cents). Said payment to be paid to Executive in 14 biweekly installments of $21,153.85 (Twenty One Thousand One Hundred Fifty Three Dollars and 85 Cents), less all required withholdings and/or deductions. Notwithstanding anything to the contrary contained herein, if Executive becomes employed or becomes a consultant during this period Executive shall promptly notify the Company and then any payments made pursuant to this Paragraph 2 shall cease, with a final pro-rata payment based on Executive's date of re-employment. Notices and/or certifications in accordance with this provision may be submitted to Mark G. Morrison, Senior Vice President Human Resources via facsimile transmission (845) 727- 6606 or email Mark.Morrison@footstar.com. Executive acknowledges that such consideration is separate from and in addition to any Company compensation and/or benefits due Executive.


3. In the event Employee is unemployed following the last payment pursuant to Paragraph (2) above after using reasonable efforts to secure such employment, and verifies such unemployment in writing, Footstar agrees, based on all facts and circumstances, to consider providing additional severance payments during Executive's transition to new employment.

4. Footstar agrees not to contest any claim by Executive for unemployment benefits.

5. EMPLOYEE BENEFIT PLANS: During the period in which payments are being made pursuant to Paragraph (2) Executive shall be permitted to continue to participate in the Medical and Dental Plans ("Plans" or "Plan") that were in effect for the Executive on the day immediately preceding Executive's separation. Not withstanding anything to the contrary contained herein, it is agreed and understood that in the event medical and/or dental insurance coverage become available as a result of obtaining other employment then in that event, Executive shall promptly notify the Company and the medical and dental insurance coverage described herein shall cease. It is further understood and agreed that Footstar, in its sole discretion, may from time to time, during the period following Executive's separation, increase or decrease the monthly contributions or change Plan provisions. If such changes are implemented, Executive's contributions and/or coverage will change in the same manner as for other active employees participating in the Plan. The medical and dental benefit continuation referred to in this paragraph will be provided through COBRA. Executive contributions for this coverage will remain at the same level an active employee pays under the group plan. If medical and dental coverage is elected beyond this period, the full COBRA rates will apply. Executive will not be entitled to participate in any other benefit program offered by the Company including but not limited to short term or long term disability plans or its life insurance program after March 26, 2004.

6. STOCK OPTIONS: Executive shall continue to vest in any outstanding stock options through the last day of active employment, and shall have (90) days following the date of the last payment pursuant to Paragraph (2), to exercise such stock options pursuant to the terms of such options to the extent permitted and in compliance with applicable securities laws. Executive shall not be eligible for any additional stock option grants and shall forfeit any stock options not then vested and/or exercised.

7. SWITCH TO EQUITY PLAN (STEP): Executive shall receive 100% of the Executive's deferred vested shares as soon as practicable after March 26, 2004.

8. 401(k) PROFIT SHARING PLAN: Executive shall not be entitled to continue to make contributions to his/her 401(k) account after March 26, 2004. Executive shall be responsible for repayment of any outstanding loan balance to the Plan.




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




9. LOANS: Executive acknowledges receipt of (2) loans in connection with his relocation from Texas to New Jersey in the aggregate amount of $161,878.00 with interest. Subject to the terms and conditions of this Agreement, the Company shall forgive both loans, including any interest.

10. It is agreed that the sums paid in accordance with Paragraph (2) shall be deemed to include and shall constitute full payment for any and all vacation, vacation pay, incentive compensation, severance compensation, bonuses, commissions, draws and other forms of compensation to which Executive may be entitled, and whether earned or calculated on a pro rata basis; EXCEPT FOR (1) WEEK UNUSED, ACCRUED 2004 VACATION TIME.

11. In consideration for the Company's agreement to the provisions and payment of amounts set forth in this Agreement:

           (A) Executive expressly releases and forever discharges the Company and its representatives, agents, predecessors, successors, parent companies, subsidiaries, affiliates, principals and insurers (and their current and former officers, directors, employees, agents, shareholders, successors and assigns), and nay and all employee benefit plans (and any fiduciary of such plans) sponsored by any of them, and all other persons, firms or corporations who might be claimed to be liable by Executive, from any and all claims, actions, causes of action. Losses, damages (including actual, liquidated, compensatory, punitive or other damages), demands, promises, agreements, obligations, costs, expenses and attorneys fees, known or unknown, which Executive now has or may later discover or which may hereafter exist against them, or any of them, in connection with or arising directly or indirectly out of or in any way related to any and all matters, transactions, events or other things occurring prior to the effective date of this Agreement, including those arising out of or in connection with Executive's employment with Footstar or arising out of events, facts or circumstances which either preceded, flowed from or followed the cessation of Executive's employment with Footsar, or which occurred during the course of Executive's employment with Footstar or incidental thereto, and including but not limited to any arising under Title VII or the Civil Rights Act of 1964, as amended; the Age Discrimination In Employment Act of 1967, as amended; the Civil Rights Act of 1991, as amended; the



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

               Executive Retirement Income Security Act of 1964, as amended, the Family and medical Leave Act, as amended; 42 U.S.C. Section 1981 through 1988, CEPA (N.J.S.A. 34:19-1 et. seq.), the Occupational Safety and Health Act, Worker Adjustment Retraining Notification Act, the American's with Disabilities Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, the National Labor Relations Act, or under any other federal, state or local civil or human rights law, public policy, tort or contract law, or under any other local, state or federal law, ordinance and regulation, or under common law.

           (B) Executive affirms that Executive has not filed, caused to be filed, and presently is not a party to any claim, complaint or action against the Company in any forum or form. Executive further affirms that Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Executive may have been entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Executive. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases and had been provided and/or has not been denied any leave requested under the Family Medical Leave Act and/or any other federal, state or local leave law. Executive further affirms Executive has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity against the Company or any of its employees. In the event Executive is subject to subpoena, court order or otherwise compelled to testify, appear or provide information regarding the Company, within (3) days of Executive's receipt of said subpoena, court order or other notification, Executive will provide written notice, via facsimile transmission and mail to Footstar, One Crosfield Avenue, West Nyack, NY 10994 Attention: Legal Department; Facsimile Number (845) 727-6661 to the Company without regard to who brought the action, suit, cause of action or claim.

           (C) Executive understands and agrees that the claims released and discharged herein are forever waived and relinquished by this Agreement, and that this Agreement expressly contemplates the total extinguishment of any and all such claims. Executive further agrees that because of circumstances unique to Executive, including but not limited to, irreconcilable differences with the Company, Executive shall not seek employment with Footstar at any time after the effective date of this Agreement. Executive specifically acknowledges that his provision applies equally to all persons and entities described in Paragraph (11)A above as well as to Footstar, itself.



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12.        Executive agrees to cooperate with the Company by making
           himself/herself reasonable available to testify on behalf of the Company or any Subsidiary or affiliate of the Company, in any action, suit or proceeding whether civil, criminal, administrative or investigative, and to assist the Company, or any Subsidiary or affiliate of the Company, in any action, suit or proceeding by providing information and meeting and consulting with Company representatives or counsel or any Subsidiary or affiliate of the Company as requested. The Company agrees to reimburse Executive, for all reasonable and necessary out of pocket expenses incurred in connection with his provision of testimony or assistance (excluding attorneys fees Executive may incur because of retention of counsel, independent of Employer's counsel, to assist in any threatened or pending litigation). A breach of this provision by Executive shall be considered a material breach of this Agreement.

13. LIABILITY INSURANCE INDEMNIFICATION. The Company acknowledges that Executive was covered by the Company's Director's & Officers liability insurance policy during the course of his employment as an Officer of the Company. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil or criminal (a "Proceeding"), by reason of the fact that he was a director, officer or Executive of the Company, the Executive shall be held harmless to the fullest extent legally permitted or authorized by the Company's Director's & Officer's liability insurance policy against all cost, expense, liability and loss (including without limitation, attorneys fees, judgments, fines, or penalties and amounts paid or to be paid in the settlement) reasonably incurred or suffered by the Executive in connections therewith.

14. Executive represents and agrees that Executive will keep confidential the terms and execution of this Agreement. The sole exceptions to this confidentiality provision are for communications to Executive's immediate family, personal attorney (and attorney's Executives), accountant or financial advisor, or as required by law and then, only on the condition that Executive shall advise such person or entity that the terms of the Agreement are confidential and further disclosure is prohibited. A breach of this provision shall be considered a material breach of this Agreement. Notwithstanding the foregoing, it is agreed and understood by the parties that in the event Executive is required to disclose the existence of this

           Agreement or its terms and conditions by process of law, the restrictions and limitations of this Paragraph (14) shall be released and the Executive shall be permitted, as he is required so by law, to fully comply with the terms of the lawful process served upon him.

15. Executive agrees that Executive will make no statements or remarks to anyone, including any of Executive's potential employers or to the Company suppliers, vendors or customers, about Footstar or any of the entities and person described in Paragraph 11(a) above, that are disparaging, derogatory or defamatory to them. A breach of this provision shall be considered a material breach of this Agreement.

16. Executive covenants and agrees that Executive ill direct all prospective employer inquiries or any other inquiries regarding this employment to Mark G. Morrison, Senior Vice President of Human Resources - Footstar, One Crosfield Avenue, West Nyack, NY 10994. The Company agrees to inform any prospective employer concerning Executive's former employment only of the dates of Executive's employment, Executive's position held and Executive's last salary.

17. Executive agrees that in Executive's position as CEO and President-Athletic Division, Executive has been made privy to certain confidential information, proprietary property and trade secrets of the Company and that disclosure or use by Executive of such information, property or trade secrets would damage the Company. Executive agrees that he will hold in confidence and will not, without the Company's prior written permission, use, disclose or disseminate (or act so as to cause the use, disclosure or dissemination of) any such confidential information, property or trade secrets. The obligations set forth in this provision shall not apply to any confidential information, property or trade secrets, which have become generally known to the public through no act or limitation upon the Executive.

18. Executive covenants and agrees that he shall return any and all property, including all copies or duplicates thereof belonging to the Company, including but not limited to, keys, security cards, equipment, documents, supplies, customer lists and customer information, confidential documents, etc. by no later than end of business on April 16, 2004. A breach of this provision shall be considered a material breach of this Agreement.



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


19. Executive covenants and agrees that he has complied with the Footstar Code of Conduct and has not violated and has not been asked to violate any Company policy in performing his responsibilities for the Company. Additionally, Executive acknowledges that as a Senior Executive of the Company he has a responsibility to report any violation of Company policy and/or suspected violation of law to the General Counsel. Executive warrants and affirms he is not been involved in or aware of any violation of Company Policy or question regarding the legality of any action taken by or on behalf of the Company. A breach of this provision shall be considered a material breach of this Agreement.

20. Executive covenants and agrees that through March 26, 2005, Executive will not directly or indirectly, hire or engage on behalf of Executive or any other person or entity, any person known to Executive to be a current employee or representative of the Company. Executive further agrees that he will not, directly or indirectly, during such period intentionally suggest, assist or influence the engagement or hiring by any other person or entity of any person known to Executive to be a current employee or representative of the Company, nor will Executive directly or indirectly intentionally encourage or induce any person or entity or any person known to Executive to be a current employee, distributor, source, supplier, customer or contractor of the Company to sever his, her or its relationship with the Company or intentionally do anything else which would be adverse in any material or substantial respect to the interests of the Company.

21. Executive agrees that in the event Executive materially breaches or violates any provision of this Agreement then the Company, in addition to any other rights or remedies it may have, shall have no obligation to make any further payments otherwise due Executive pursuant to this Agreement and the Company shall be entitled to recover from Executive any sums paid or expenses incurred by the Company on behalf of the Executive pursuant to this Agreement without reinstatement of any claim or demand Executive has settled through this Agreement, provided, however this provision does not apply to any claims brought pursuant to the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act.

22. Nothing contained in this Agreement, or the fact the parties have signed the Agreement and exchanged the consideration provided hereunder, should be construed to be an admission of liability of wrongdoing on the part of either party. Moreover, neither this Agreement or anything herein shall be admissible in any proceedings as evidence of, or an admission by, the Company of any violation of any federal, state or local laws, or of their own policies or procedures. This Agreement shall not be admissible in any forum except to secure enforcement of its terms and conditions, or as required by law.



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


23. No waiver of any breach of any term or conditions of this Agreement shall be or shall be construed to be a waiver of any other breach of this Agreement. No waiver shall be binding under this Agreement unless in writing and signed by the party waiving such breach.

24. This Agreement shall be construed according to and governed by the laws of the State of New York and all disputes governing this Agreement shall be brought in a court of competent jurisdiction in the State of New York.

25. If any of the provisions, terms, clauses or waivers or releases of claims or rights contained in this Agreement are declared illegal, unenforceable, or ineffective in a legal forum, all other provisions, terms, clauses and waivers and releases of claims and rights contained in the Agreement shall remain valid and binding upon both parties, and the Court shall have the power to modify the invalid and unenforceable provisions in a manner which most closely fulfills the intent and terms of this Agreement as herein set forth.

26. This Agreement may not be changed, altered and/or modified except by a writing signed by Executive and the Company.

27. The parties agree that this Agreement may be executed in counterparts, each of which shall be deemed to constitute an executed original.

28. In the event it shall be determined that there is ambiguity contained in this Agreement, said ambiguities shall not be construed against any party hereto as a result of such party's preparation of this Agreement, but shall be construed in favor or against either of the parties hereto in light of all the facts, circumstances and intentions of the parties at the time this Agreement goes into effect.

29. Executive acknowledges that Executive has been provided with, and has read a copy of the Agreement. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS HAD A PERIOD OF FORTY FIVE (45) DAYS TO EXAMINE THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT AND HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND EXECUTIVE HAS USED AS MUCH OF THE AFORESAID FORTY FIVE (45) DAY PERIOD AS HE/SHE DESIRED BEFORE ENTERING INTO THIS AGREEMENT. Executive further acknowledges that Executive has executed this Agreement freely and voluntarily, without fraud, duress or undue influence of any kind or nature whatsoever.

30. Notwithstanding anything to the contrary contained in this Agreement Executive shall have the right to revoke this agreement for a period of seven (7) days following execution of the Agreement by both parties. It is agreed and understood that this Agreement will not become effective until the expiration of the seven (7) day period. In the event Executive elects to revoke this Agreement, upon revocation, this Agreement shall be deemed null and void and Executive shall not receive payment hereunder. Revocation should be made by providing notice to the Company in accordance with Paragraph 31 below, which notice must be received by Footstar no later than the close of business on the seventh (7th) day after the date upon which the Agreement is executed by both parties.

31. All notices or other communications shall be deemed to be given if delivered by hand, sent via overnight delivery (for which a receipt is obtained), or mailed (certified or registered mail), with postage prepaid as follows:

           TO COMPANY: One Crosfield Avenue, West Nyack, NY 10994, Attn: Senior Vice President Human Resources, or such other persons and/places as the Company may designate in writing to Executive.

32. This Agreement shall be binding and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

33. This Agreement contains the entire understanding of the parties relative to the employment relationship. All prior agreements between the parties with respect to the employment relationship are superceded and of no further force and effect.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT, ANDTHAT EXECUTIVE HAS SIGNED THIS AGREEMENT VOLUNTARILY FOR THE PURPOSES OF RECEIVING ADDITIONAL BENEFITS FROM THE COMPANY BEYODN THOSE PROVIDED BY COMPANY POLICY.



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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement consisting of [11] pages including this signature page.

FOOTSTAR:                                EXECUTIVE:

By:                                     By: /s/ R. SHAWN NEVILLE
   ---------------------------             ---------------------------
                                                  R. Shawn Neville

Sworn and subscribed                     Sworn and subscribed
before me on this                        before me on this
___day of _______,2003                   15th day of April 2004

                                          /s/ LUCY A. STUART
---------------------                    -----------------------
Notary Public                            Notary Public
My Commission Expires:                   My Commission Expires:

/S/ MARK G. MORRISON                      LUCY ANN STUART
---------------------                     NOTARY PUBLIC
Senior Vice President                     MY COMMISSION EXPIRES: APR. 30, 2005
Human Resources
Sworn and subscribed
before me on this
19th day of April 2004

/s/ TRACY PEPLOWSKI
-------------------
Notary Public
My Commission Expires:
TRACY PEPLOWSKI
NOTARY PUBLIC, STATE OF NEW YORK
NO O1PE6067335
QUALIFIED IN ROCKLAND COUNTY
COMMISSION EXPIRES 12/10/2004









                                                        Shawn Neville
                                                        /s/ SN
                                                        --------------
                                                        INITIALS



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